Exhibit 3.20

CERTIFICATE OF FORMATION

OF

MAGNUS PACIFIC, LLC

This Certificate of Formation of Magnus Pacific, LLC (the “Company”), dated March 27, 2015, is being duly executed and filed by the undersigned, an authorized person, to form a limited liability company under the provisions and subject to the requirements of the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended, and hereby certifies to the following:

1. The name of the limited liability company hereby formed is Magnus Pacific, LLC.

2. The purpose of the Company is to transact any or all lawful business for which a limited liability company may be organized under the Delaware Limited Liability Company Act.

3. The duration of the Company is to be perpetual.

4. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

5. The name and address of the registered agent for service of process on the LLC in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

6. The formation shall be effective upon filing this Certificate of Formation and the Certificate of Conversion of the Company with the State of Delaware Secretary of State.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Louay Owaidat
	Name:	Louay Owaidat
	Title:	Authorized Person